Exhibit 99.1

EchoStar To Purchase Satellite from Cablevision

ENGLEWOOD, Colo. (Jan. 20, 2005) — EchoStar Communications Corporation (NASDAQ: DISH) announced today that it has agreed to purchase certain satellite assets from Rainbow DBS Co., a subsidiary of Cablevision Systems Corporation (NYSE:CVC) for $200 million.

     Specifically, EchoStar has agreed to purchase Rainbow 1, a direct broadcast satellite (DBS) located at 61.5 degrees West Longitude, together with the rights to 11 DBS frequencies at that location. The satellite includes 13 frequencies, up to 12 of which can be operated in “spot beam” mode.

     The EchoStar III satellite also located at 61.5 degrees West Longitude broadcasts DISH Network TV programming to hundreds of thousands of consumers today using DBS spectrum controlled by EchoStar at that location. EchoStar is assessing how the Rainbow satellite’s flexibility can best be utilized to enhance DISH Network’s existing service. Also, as part of the transaction with Cablevision, EchoStar will acquire ground facilities and related assets in Black Hawk, S.D. The transaction is subject to review by the Federal Communications Commission and other regulatory agencies.

About EchoStar Communications

EchoStar Communications Corporation (NASDAQ: DISH) serves more than 10.4 million satellite TV customers through its DISH Network™, and is a leading U.S. provider of advanced digital television services. DISH Network’s services include hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service. EchoStar has been a leader for 25 years in satellite TV equipment sales and support worldwide. EchoStar is included in the Nasdaq-100 Index (NDX) and is a Fortune 500 company . Visit EchoStar’s Web site at <www.echostar.com> or call 1-800-333-DISH (3474).

Media Contact: Steve Caulk, 303-723-2010, steve.caulk@echostar.com

Analyst Contact: Jason Kiser, 303-723-2210, jason.kiser@echostar.com